UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2004

CATALINA MARKETING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11008 (Commission File Number)	33-0499007 (I.R.S. Employer Identification Number)

200 Carillon Parkway, St. Petersburg, Florida (Address of Principal Executive Offices)		33716-2325 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 579-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On August 27, 2004, Catalina Marketing entered into a five-year, $125.0 million multi-currency revolving credit facility with lead arranger J. P. Morgan Securities Inc. Bank of America N.A. served as the syndication agent, and Bank One, NA will serve as the administrative agent. Under certain conditions, the Company may increase the revolving credit line to a maximum of $175.0 million. The facility is unsecured and may be used for general corporate purposes including, but not limited to, refinancing existing debt, share repurchases and capital expenditures. The interest rate on advances under the new revolving credit facility is based on a) the greater of the Prime Rate or the Federal Funds Effective Rate plus one-half percent or, b) the Eurocurrency Base Rate, as those terms are defined in the new revolving credit facility agreement. A percentage margin, ranging from 0.625% to 1.125% and determined based upon the Company’s Leverage Ratio, as that ratio is defined in the Credit Facility agreement, is added to the Eurocurrency Base rate. The new revolving credit facility replaces the previous $30.0 million revolving credit facility that was due to expire on August 31, 2004, and also replaces the previous 3.5 billion yen Japanese credit facility (see Item 1.02). An advance of $32.0 million from the new revolving credit facility was used to repay the balance outstanding under the Japanese credit facility. The interest rate on the advance is 0.775% per annum. The Company will borrow $30.0 against the new revolving credit facility on September 1, 2004 in conjunction with the purchase of its corporate headquarters building (see Item 2.01)

Item 1.02 Termination of a Material Definitive Agreement

     In conjunction with the execution of the new revolving credit facility, the Company terminated its previous $30.0 million revolving credit facility that was due to expire on August 31, 2004, and also terminated the previous 3.5 billion yen Japanese credit facility. An advance of $32.0 million from the new revolving credit facility was used to repay the balances outstanding under the Japanese credit facility (See Item 1.01).

     In conjunction with the Company’s purchase of its corporate headquarters located in St. Petersburg Florida (see Item 2.01), the Company terminated the lease for its headquarters facility.

Item 2.01 Completion of Acquisition or Disposition of Assets

     On August 25, 2004, the Company purchased its corporate headquarters facility in St. Petersburg Florida for $30.5 million in cash. The Company will borrow $30.0 million on September 1, 2004 to replenish the cash used to purchase the building (See Item 1.01).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     See Items 1.01 and 2.01 regarding the Company entering into a new revolving credit facility and advances made under such new revolving credit facility for refinancing of the previous Japan credit facility and in conjunction with the purchase of its corporate headquarters facility.

Item 9.01 Financial Statements and Exhibits

     A copy of the Company’s press release issued on August 30, 2004 announcing the execution of the new revolving credit facility, the refinancing of the Japan credit facility and the purchase of the corporate headquarters building is furnished in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATALINA MARKETING CORPORATION (Registrant)

/s/ Christopher W. Wolf
Christopher W. Wolf
Executive Vice President and Chief Financial Officer
(Authorized officer of Registrant and principal financial officer)

Date: August 30, 2004

Exhibit Index

Exhibit Number	Description
9.01(c)	Press Release dated August 30, 2004